EXHIBIT (d)(6)

JOHN HANCOCK EXCHANGE-TRADED FUND TRUST

SUBADVISORY AGREEMENT

AGREEMENT made this 18th day of July, 2025 between John Hancock Investment Management LLC, a Delaware limited liability company (the “Adviser”), and CQS (US), LLC, a Delaware limited liability company, (the “Subadviser”). In consideration of the mutual covenants contained herein, the parties agree as follows:

1.	APPOINTMENT OF SUBADVISER

The Subadviser undertakes to act as investment subadviser to, and, subject to the supervision of the Trustees of John Hancock Exchange-Traded Fund Trust (the “Trust”) and the terms of this Agreement, to manage the investment and reinvestment of the assets of the Portfolios specified in Appendix A to this Agreement as it shall be amended by the Adviser and the Subadviser from time to time (the “Portfolios”). The Subadviser will be an independent contractor and will have no authority to act for or represent the Trust or Adviser in any way except as expressly authorized in this Agreement or another writing by the Trust and/or the Adviser.

2.	SERVICES TO BE RENDERED BY THE SUBADVISER TO THE TRUST

a.

Subject always to the direction and control of the Trustees of the Trust, the Subadviser will manage the investments and determine the composition of the assets of the Portfolios including any direct or indirect subsidiaries thereof which may include special purpose vehicles (collectively, “Subsidiaries”); on a discretionary basis in accordance with a Portfolio’s registration statement, as amended, or as subsequently amended in writing (the “Registration Statement”). Subject to the foregoing, in fulfilling its obligations to manage the investments and reinvestments of the assets of the Portfolios, the Subadviser will:

i.	obtain and evaluate such economic, statistical, financial and other information that the Subadviser deems relevant to the management of the Portfolios;

ii.

formulate and implement a continuous investment program for each Portfolio consistent with the investment objectives and related investment policies for each such Portfolio as described in the Trust’s registration statement, as amended;

iii.

take whatever steps are necessary to implement these investment programs by the purchase and sale of instruments (including the placing of orders for such purchases and sales), entering into derivative transactions, repurchase and reverse repurchase transactions and securities lending transactions to the extent authorized by a Portfolio’s registration statement, and by managing all cash in the Portfolios, drafting, negotiating, settling and signing on behalf of any of a Portfolio any documentation required to be so drafted, negotiated, settled or signed in connection with the execution of transactions in relation to the assets of a Portfolio and otherwise act as the Subadviser judges appropriate in relation to the management and investment of assets of a Portfolio;

iv.	regularly report to the Trustees of the Trust with respect to the implementation of these investment programs; and

v.

provide assistance to the Trust to assist the Trust in fair value pricing instruments held by the Portfolios for which market quotations are not readily available, including communicating with the Trust’s Custodian or pricing agent.

b.

The Subadviser, at its expense, will furnish (i) all necessary investment and management facilities, including payment of salaries of personnel required for it to execute its duties faithfully, and (ii) administrative facilities, including recordkeeping, clerical personnel and equipment necessary for the conduct of investing each Portfolios’ assets (excluding non-investment advisory services such as the determination of net asset value and custodial, transfer agency, and Portfolio and shareholder accounting services).

c.

The Subadviser will select brokers, dealers, futures commission merchants and other counterparties to effect all transactions for the Portfolios, including without limitation, with respect to transactions in instruments, derivatives, foreign currency exchange, commodities and/or any other investments. The Subadviser will place all orders with brokers, dealers, counterparties or issuers, and will negotiate brokerage commissions, spreads and other financial and non-financial terms, as applicable. The Subadviser will always seek the most favorable possible price and best execution in the circumstances in all transactions. Subject to the foregoing, the Subadviser is directed at all times to seek to execute transactions for the Portfolios in accordance with its trading policies, as disclosed by the Subadviser to the Trust and/or the Adviser from time to time, but in all cases subject to policies and practices established by the Portfolio and described in the Registration Statement. Notwithstanding the foregoing, the Subadviser may pay a broker-dealer that provides research and brokerage services a higher spread or commission for a particular transaction than otherwise might have been charged by another broker-dealer to the extent permitted under applicable law, including by Section 28(e) of the Securities Exchange Act of 1934 and by the Registration Statement, if the Subadviser determines that the higher spread or commission is reasonable in relation to the value of the brokerage and research services that such broker-dealer provides, viewed in terms of either the particular transaction or the Subadviser’s overall responsibilities with respect to accounts managed by the Subadviser. The Subadviser may use for the benefit of the Subadviser’s other clients, or make available to companies affiliated with the Subadviser or to its members and/or officers for the benefit of its clients, any such brokerage and research services that the Subadviser obtains from brokers or dealers in connection with a Portfolio.

d.

On occasions when the Subadviser deems the purchase or sale of a security to be in the best interest of the Portfolio as well as other clients of the Subadviser, the Subadviser to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be purchased or sold to attempt to obtain a more favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Subadviser in the manner the Subadviser considers to be fair and equitable and consistent with its fiduciary obligations to the Trust and to its other clients and in accordance with the Subadvisors Aggregation and Allocation Policy as disclosed by the Subadviser to the Trust and/or the Adviser from time to time.

e.

The Subadviser will maintain all accounts, books and records with respect to the Portfolios as are required to be kept of an investment adviser of a registered investment company pursuant to the Investment Company Act of 1940 (the “Investment Company Act”) and Investment Advisers Act of 1940 (the “Investment Advisers Act”) and the rules thereunder.

f.

The Subadviser shall vote proxies relating to the Portfolio’s investment securities in accordance with (i) the Trust’s proxy voting policies and procedures, which provide that the Subadviser shall vote all proxies relating to securities held by the Portfolios and, subject to the Trust’s policies and procedures, shall use proxy voting policies and procedures adopted by the Subadviser in conformance with Rule 206(4)-6 under the Investment Advisers Act. The Subadviser shall review its proxy voting activities on a periodic basis with the Trustees.

g.

The Subadviser shall discharge its responsibilities hereunder in compliance with (i) the Investment Company Act and the Investment Advisers Act, and the rules and regulations adopted under each from time to time; (ii) the income and diversification requirements of Section 851(b)(2) and (3) of Subchapter M of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”) applicable to regulated investment companies (as defined in the Internal Revenue Code); (iii) either of the investment thresholds specified in Rule 4.5(c)(2)(iii)(A)-(B) under Commodity Exchange Act, as amended (“CEA”); (iv) all other federal and state laws and regulations, including without limitation, the rules of any self-regulatory organization, that apply to the services that the Subadviser provides pursuant to this Agreement; (v) the Trust’s Amended and Restated Agreement and Declaration of Trust (the “Declaration”) and By-Laws, as each may be amended and shared with the Subadviser from time to time; (vi) the objectives, policies and limitations for each Portfolio set forth in Registration Statement; (vii) such guidelines, policies and procedures adopted by the Trustees of the Trust with respect to a Portfolio or to the activities of the Subadviser under this Agreement and shared with the Subadviser; and (viii) any terms and conditions of (to the extent applicable to the services that the Subadviser provides pursuant to this Agreement) exemptive relief obtained by the Trust from the U.S. Securities and Exchange Commission (the “SEC”) and notified to the Subadviser. The Subadviser shall maintain compliance procedures and operational processes for each Portfolio to ensure the Portfolio’s compliance with the foregoing, and that the Subadviser reasonably believes are adequate to ensure its compliance with applicable law.

3.	COMPENSATION OF SUBADVISER

For the services provided to each Portfolio, the Adviser will pay the Subadviser with respect to each Portfolio the compensation specified in Appendix A to this Agreement.

Except as provided under Appendix B to this Agreement, the Subadviser shall pay its expenses in connection with fulfilling its duties under this Agreement.

4.	LIABILITY OF SUBADVISER AND AFFILIATES

The Subadviser, its affiliates and each of their members, directors, officers and employees shall not be liable to the Adviser or the Trust for any acts or omissions or for any loss suffered by the Adviser or the Trust in connection with the matters to which this Agreement relates except for losses resulting from willful misfeasance, bad faith or gross negligence in the performance of, or from the reckless disregard of, the duties of the Subadviser or any of its directors.

Subject to the provisions of clause 2.a. and this clause 4, the Subadviser shall not be liable for any act or omission of any person, firm or company (other than an affiliate) through whom transactions are effected for a Portfolio, including the custodian, administrator and/or the depositary of the Portfolio or any other party having custody, possession or control of the assets of a Portfolio from time to time, or any clearance or settlement system.

5.	CONFLICTS OF INTEREST

It is understood that trustees, officers, agents and shareholders of the Trust are or may be interested in the Subadviser as trustees, officers, shareholders or otherwise; that employees, agents and members of the Subadviser are or may be interested in the Trust as trustees, officers, shareholders or otherwise; that the Subadviser may be interested in the Trust; and that the existence of any such dual interest shall not affect the validity hereof or of any transactions hereunder except as otherwise provided in the Declaration and the limited liability company agreement of the Subadviser, respectively, or by specific provision of applicable law.

6.	REGULATION

The Subadviser shall submit to all regulatory and administrative bodies having jurisdiction over the services provided pursuant to this Agreement any information, reports or other material which any such body by reason of this Agreement may request or require pursuant to applicable laws and regulations.

7.	DURATION AND TERMINATION OF AGREEMENT

This Agreement shall become effective with respect to each Portfolio on the later of (i) its execution and (ii) the date of the meeting of the Board of Trustees of the Trust, at which meeting this Agreement is approved as described below. This Agreement will continue in effect for a period more than two years from the date of its execution only so long as such continuance is specifically approved at least annually either by the Trustees of the Trust or by a majority of the outstanding voting securities of each of the Portfolios, provided that in either event such continuance shall also be approved by the vote of a majority of the Trustees of the Trust who are not interested persons (as defined in the Investment Company Act) of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval. Any required shareholder approval of this Agreement or of any continuance of this Agreement shall be effective with respect to any Portfolio if a majority of the outstanding voting securities of the series (as defined in Rule 18f-2(h) under the Investment Company Act) of shares of that Portfolio votes to approve this Agreement or its continuance, notwithstanding that this Agreement or its continuance may not have been approved by a majority of the outstanding voting securities of (a) any other Portfolio affected by this Agreement or (b) all the portfolios of the Trust.

This Agreement may be terminated at any time, without the payment of any penalty, by the Trustees of the Trust, by the vote of a majority of the outstanding voting securities of the Trust, or with respect to any Portfolio by the vote of a majority of the outstanding voting securities of such Portfolio, on sixty (60) days’ written notice to the Adviser and the Subadviser, or by the Adviser or Subadviser on sixty (60) days’ written notice to the Trust and the other party. This Agreement will automatically terminate, without the payment of any penalty, in the event of its assignment (as defined in the Investment Company Act) or in the event the Advisory Agreement between the Adviser and the Trust terminates for any reason.

For the avoidance of doubt, the parties acknowledge and agree that their respective rights and obligations under clauses 3, 4, 7, 12, 16, 17, 18 and 19 shall survive and continue in full force and effect after the termination of this Agreement under this clause 8 or the cessation of the Subadviser’s ability to act under this Agreement for any reason whatsoever.

Termination pursuant to this clause 8 shall be without prejudice to the completion of transactions already initiated by the Subadviser on behalf of a Portfolio and the Subadviser is hereby required to complete, as soon as practicable, all transactions initiated prior to such termination. The fees payable, and any expenses reimbursable, to the Subadviser pursuant to clause 3 of this Agreement shall continue to accrue during the period in which the Subadviser completes such transactions initiated prior to such termination.

8.	PROVISION OF CERTAIN INFORMATION

The Subadviser will promptly notify the Adviser in writing of the occurrence of any of the following events:

a.

the Subadviser fails to be registered as an investment adviser under the Investment Advisers Act or under the laws of any jurisdiction in which the Subadviser is required to be registered as an investment adviser in order to perform its obligations under this Agreement;

b.

the Subadviser is served or otherwise receives written notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, involving the affairs of the Trust; and

c.	any change in actual control or management of the Subadviser or the portfolio managers responsible for coordinating the day-to-day management of any Portfolio.

9.	SERVICES TO OTHER CLIENTS

The Adviser understands, and has advised the Trustees of the Trust, that the Subadviser now acts, or may in the future act, as an investment adviser to fiduciary and other managed accounts and as investment adviser or subadviser to other investment companies. Further, the Adviser understands, and has advised the Trustees of the Trust that the Subadviser and its affiliates may give advice and take action for its accounts, including investment companies, which differs from advice given on the timing or nature of action taken for a Portfolio. The Subadviser is not obligated to initiate transactions for a Portfolio in any security which the Subadviser, its partners, affiliates or employees may purchase or sell for their own accounts or other clients.

10.	CONSULTATION WITH OTHERS

As required by Rule 17a-10 under the Investment Company Act, the Subadviser is prohibited from consulting with the entities listed below concerning transactions for a Portfolio in securities or other assets:

a.	other subadvisers to a Portfolio;

b.	other subadvisers to a Trust portfolio; and

c.	other subadvisers to a portfolio under common control with a Portfolio.

11.	AMENDMENTS TO THE AGREEMENT

This Agreement may be amended by the parties only if such amendment is specifically approved by the vote of a majority of the Trustees of the Trust and by the vote of a majority of the Trustees of the Trust who are not interested persons of any party to this Agreement cast in person at a meeting called for the purpose of voting on such approval. Any required shareholder approval shall be effective with respect to any Portfolio if a majority of the outstanding voting securities of that Portfolio vote to approve the amendment, notwithstanding that the amendment may not have been approved by a majority of the outstanding voting securities of (a) any other Portfolio affected by the amendment or (b) all the portfolios of the Trust.

12.	ENTIRE AGREEMENT

This Agreement contains the entire understanding and agreement of the parties in relation to the subject matter of this Agreement.

13.	HEADINGS

The headings in the sections of this Agreement are inserted for convenience of reference only and shall not constitute a part hereof.

14.	NOTICES

All notices required to be given pursuant to this Agreement shall be delivered or mailed to the last known business address of the Trust or applicable party in person or by registered mail or a private mail or delivery service providing the sender with notice of receipt. Notice shall be deemed given on the date actually received.

15.	SEVERABILITY

Should any portion of this Agreement for any reason be held to be void in law or in equity, the Agreement shall be construed, insofar as is possible, as if such portion had never been contained herein.

16.	COUNTERPARTS

This Agreement may be executed in counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument.

17.	GOVERNING LAW AND JURISDICTION

The provisions of this Agreement shall be construed and interpreted in accordance with the laws of Massachusetts, or any of the applicable provisions of the Investment Company Act. To the extent that the laws of Massachusetts, or any of the provisions in this Agreement, conflict with applicable provisions of the Investment Company Act, the latter shall control.

Each party hereby irrevocably agrees that the courts of Massachusetts shall have exclusive jurisdiction to hear and determine any suit, action or proceeding, and to settle any disputes, which may arise out of or in connection with this Agreement and, for such purposes, irrevocably submits to the jurisdiction of such courts.

18.	LIMITATION OF LIABILITY

The Declaration, a copy of which, together with all amendments thereto, is on file in the office of the Secretary of The Commonwealth of Massachusetts, provides that the name “ John Hancock Exchange-Traded Fund Trust” refers to the Trustees under the Declaration collectively as Trustees, but not as individuals or personally; and no Trustee, shareholder, officer, employee or agent of the Trust shall be held to any personal liability, nor shall resort be had to their private property, for the satisfaction of any obligation or claim, in connection with the affairs of the Trust or any portfolio thereof, but only the assets belonging to the Trust, or to the particular Portfolio with respect to which such obligation or claim arose, shall be liable.

19.	CONFIDENTIALITY OF TRUST PORTFOLIO HOLDINGS; MATERIAL NON-PUBLIC INFORMATION

a.

Except as otherwise required pursuant to the terms and conditions of the Trust’s exemptive relief relating to the operation of the Portfolios as exchange traded funds and any related requirements for the listing of its shares on a securities exchange, the Subadviser agrees to treat Trust portfolio holdings as confidential information and shall comply with the Trust’s “Policy Regarding Disclosure of Portfolio Holdings”, as such policy applies to exchange traded funds and as it may be amended from time to time. The Trust shall provide the Subadviser with such policy and any such amendments. The Subadviser will keep in place a policy on insider trading, as amended from time to time, and shall prohibit its employees from trading in violation of such policy.

b.

Neither party shall disclose to any person not authorized by the applicable party to receive the same, any confidential information relating to such other party or to the affairs of such other party, including inter alia, any information regarding the Portfolio, trading in respect thereof, investment recommendations, this Agreement or advice given hereunder (except disclosures made in the normal course of trading and specifically required by the trade) (“Confidential Information”) of which the party disclosing the same shall have become possessed during the period of this Agreement.

c.	Each party shall (except in the normal course of trading and limited to information specifically required by the trade) not disclose any Confidential Information provided that:

i.

each party shall be entitled to disclose any Confidential Information where this is required by any law, regulation or rule to which that party or any of its members, officers or directors is subject or by any court or regulatory body of competent jurisdiction either before or after the termination of this Agreement, provided it has given the other party prior written notification (where permissible);

ii.

with the prior written consent of the Adviser and subject to the Trust’s “Policy Regarding Disclosure of Portfolio Holdings”, the Subadviser shall be entitled to disclose to any administrator, depositary, custodian and any other counterparty or service provider to the Trust such information in relation to a Portfolio and the assets, capital and liabilities of the Trust as they may reasonably require in order to discharge their obligations or effect transactions with the Trust;

iii.

the Adviser shall be entitled to disclose Confidential Information to the Trust and to any administrator, depositary, custodian and any other counterparty or service provider to the Trust such information in relation to the Trust and the assets, capital and liabilities of the Trust as they may reasonably require in order to discharge their obligations under the Advisory Agreement and/or to discharge their obligations or effect transactions with the Trust; and

iv.

each party shall be entitled to disclose any Confidential Information required by its legal counsel, auditors and employees to provide their services (subject always to similar duties of confidentiality).

d.

Each party shall (except in the normal course of trading and limited to information required for a specific trade) use its reasonable endeavours to prevent disclosure of any Confidential Information unless and until:

i.	the other party has given its written consent to such disclosure;

ii.	such information is required to be disclosed to ensure compliance with any applicable laws or regulations; or

iii.	such information is already within the public domain due to reasons other than a breach of this Agreement.

e.	The obligations of the parties pursuant to this clause 19 shall survive the termination of this Agreement or the termination, assignment or resignation of the Subadviser hereunder.

f.

Subject to the ability of the parties hereto to defend lawsuits, enforce their respective rights hereunder, comply with legal requirements or governmental requests and fulfil their obligations to clients and investors, neither party shall do or commit any act, matter or thing which would prejudice or bring into disrepute in any manner the business or reputation of any other party or any member or director of any such party. If a party becomes legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, that party may disclose such Confidential Information to the extent legally required; provided, however, that that party shall (i) first notify the Trust of such legal process, unless such notice is prohibited by statute, rule or court order, (ii) attempt to obtain the Trust’s consent to such disclosure, and (iii) in the event consent is not given, agree to permit a motion to quash, or other similar procedural step, to frustrate the production or publication of information. In making any disclosure under such legal process, the parties agree to use commercially reasonable efforts to preserve the confidential nature of such information. Nothing herein shall require a party to fail to honor a validly issued subpoena, court or administrative order, or other legal requirement on a timely basis.

20.	COMPLIANCE

Upon execution of this Agreement, the Subadviser shall provide the Adviser with the Subadviser’s written policies and procedures (“Compliance Policies”) as required by Rule 206(4)-7 under the Investment Advisers Act. Throughout the term of this Agreement, the Subadviser shall promptly submit to the Adviser: (i) any material changes to the Compliance Policies, (ii) notification of the commencement of a regulatory examination (other than written inquiries such as “sweep letters” conducted by the SEC or exams that cannot be disclosed by law or order of the regulatory agency) of the Subadviser that relates to services provided by the Subadviser to the Trust and a general summary of any material deficiencies of the Subadviser cited by the applicable regulatory agency as a result of such examination to the extent such disclosure is permitted by law, and (iii) notification of any material compliance matter that relates to the services provided by the Subadviser to the Trust, including but not limited to any material violation of the Compliance Policies or of the Subadviser’s code of ethics and any material deficiency relating to the services provided by the Subadviser to the Trust under this Agreement discovered as a result of any formal internal audit conducted by Subadviser. Throughout the term of this Agreement, the Subadviser shall provide the Adviser with certifications, information and access to personnel (including those resources that are responsible for enforcing the Compliance Policies to permit reasonable testing of such Compliance Policies by the Adviser) that the Adviser may reasonably request to enable the Trust to comply with Rule 38a-1 under the Investment Company Act.

21.	ELECTRONIC SIGNATURES

This Agreement and any amendments hereto and any notices or other communications hereunder that are required to be in writing may be in electronic form (including without limitation by facsimile and, in the case of notices and other communications, email) and may be executed by means of electronic signatures.

22.	REPRESENTATIONS AND WARRANTIES

a.	The Subadviser represents, warrants and agrees on a continuing basis the following:

i.	it is duly registered as an investment adviser under the Investment Advisers Act;

ii.	it has the authority to enter into this Agreement; and

iii.

it is duly authorized and empowered to perform its duties and obligations hereunder and that the terms of this Agreement do not constitute a breach of any obligations by which the Subadviser is bound whether arising by contract, operation of law or otherwise.

b.	The Adviser represents, warrants and agrees on a continuing basis the following:

i.	it is duly registered as an investment adviser under the Investment Advisers Act;

ii.	it has the authority to enter into this Agreement;

iii.

it is duly authorized and empowered to perform its duties and obligations hereunder and that the terms of this Agreement do not constitute a breach of any obligations by which the Adviser is bound whether arising by contract, operation of law or otherwise;

iv.	it will notify the Subadviser, from time to time, of the amount available for investment on behalf of the Trust pursuant to this Agreement; and

v.

it will supply, or procure for the Subadviser, a copy of the Registration Statement (and copies of all amendments thereto, promptly upon such amendment being made), the annual and semi-annual report of the Trust.

c.

The Subadviser and the Adviser each represent and warrant that it will comply, and procure that its officers and employees which perform services in connection with this Agreement comply, with all applicable laws, rules and regulations relating to anti-bribery and corruption.

(REMAINDER OF THIS SPACE HAS BEEN INTENTIONALLY LEFT BLANK)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first mentioned above.

JOHN HANCOCK INVESTMENT MANAGEMENT LLC

By:	/s/ Jay Aronowitz
Name:	Jay Aronowitz
Title:	Chief Investment Officer

CQS (US), LLC

By:	/s/ James Fitzpatrick
Name:	James Fitzpatrick
Title:	Chief Investment Officer, North America, and Head of Global Loans, Portfolio Manager

APPENDIX A

The Subadviser shall serve as investment subadviser for each Portfolio of the Trust listed below. The Adviser will pay the Subadviser, as full compensation for all services provided under this Agreement with respect to each Portfolio, the fee computed separately for each Portfolio at an annual rate as follows (the “Subadviser Fee”):

Portfolio
John Hancock Global Senior Loan ETF

*

The term Aggregate Net Assets includes the net assets of a Portfolio of the Trust subadvised by the Subadviser. It also includes with respect to each Portfolio the net assets of one or more other portfolios subadvised by the Subadviser as indicated below, but in each case only for the period during which the Subadviser for the Portfolio also serves as the subadviser for the other portfolio(s).

Trust Portfolio(s)	Other Portfolio(s)
John Hancock Global Senior Loan ETF	N/A

For purposes of determining Aggregate Net Assets and calculating the Subadviser Fee, the net assets of the Portfolio and each other portfolio of the Trust are determined as of the close of business on the previous business day of the Trust, and the net assets of each portfolio of each other Trust portfolio are determined as of the close of business on the previous business day of that portfolio.

The Subadviser Fee for a Portfolio shall be based on the applicable annual fee rate for the Portfolio which for each day shall be equal to the (i) the sum of the amounts determined by applying the annual percentage rates in the table to the applicable portions of Aggregate Net Assets divided by (ii) Aggregate Net Assets (the “Applicable Annual Fee Rate”). The Subadviser Fee for each Portfolio shall be accrued for each calendar day, and the sum of the daily fee accruals shall be paid monthly to the Subadviser within 30 calendar days of the end of each month. The daily fee accruals will be computed by multiplying the fraction of one over the number of calendar days in the year by the Applicable Annual Fee Rate, and multiplying this product by the net assets of the relevant Portfolio. The Adviser shall provide the Subadviser with such information as the Subadviser may reasonably request supporting the calculation of the fees paid to it hereunder. Fees shall be paid either by wire transfer or check, as directed by the Subadviser.

A-1

If, with respect to any Portfolio, this Agreement becomes effective or terminates, or if the manner of determining the Applicable Annual Fee Rate changes, before the end of any month, the fee (if any) for the period from the effective date to the end of such month or from the beginning of such month to the date of termination or from the beginning of such month to the date such change, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination or change occurs.

A-2